Exhibit 10.22


                                    AGREEMENT

         This Agreement is entered into as of the as of the 24th day of October, 1994 by and between Deluxe Corporation ("Deluxe") and Michael R. Schwab ("Executive").

                                   WITNESSETH

         WHEREAS, Deluxe desires to employ Executive and Executive desires to accept employment with Deluxe as Senior Vice President, Chief Information Officer; and

         WHEREAS, Executive and Deluxe wish to agree (i) on certain terms and conditions of Executive's employment by Deluxe and (ii) in advance of any separation from employment occurring during the term of this Agreement on the terms of Executive's severance from employment.

         NOW, THEREFORE, in consideration of Executive's acceptance of employment with Deluxe, and intending to be legally bound, the parties hereto agree as follows:

         1. Term. Unless terminated at an earlier date in accordance with
Section 4, this Agreement shall have a term of three (3) years from the date hereof ("Term").

         2. Service with Deluxe. During the Term, Executive agrees to perform the employment duties typically assigned to a Corporate Senior Vice President, Chief Information Officer and such other employment duties as the Board of Directors, the Chief Executive Officer or the Chief Operating Officer of Deluxe shall reasonably assign from time to time (the "Employment Duties").

         3. Performance of Duties. Executive agrees to serve Deluxe and its affiliates (together, the "Company") faithfully and to the best of Executive's ability and to devote full time, attention and efforts to Executive's Employment Duties during the Term. Executive hereby confirms that Executive is under no contractual commitment inconsistent with the obligations set forth in this Agreement, and that during the Term, Executive will not render or perform services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement; provided, however, that nothing in this Agreement shall preclude Executive from engaging in charitable and community affairs and from managing personal investments, so long as such activities do not prevent or distract Executive from performing responsibilities under this Agreement.

         4.       Termination.

         (a) Death or Disability. This Agreement shall terminate upon Executive's death or disability (as hereinafter defined).

         (b) Termination by Deluxe. This Agreement shall terminate on the date of Executive's termination of employment by Deluxe, if during the Term:

                  (i) the Board of Directors, the Chief Executive Officer or the Chief Operating Officer of Deluxe shall terminate Executive's employment by Deluxe for "cause," or

                  (ii) the Board of Directors, the Chief Executive Officer or the Chief Operating Officer of Deluxe shall terminate Executive's employment by Deluxe for any other reason or no reason.

         (c)      For purposes of this Agreement, the term "cause" shall mean:

                  (i) Executive has breached the provisions of Section 6 of this Agreement, or

                  (ii) Executive has otherwise failed to perform his Employment Duties and does not cure such failure within thirty (30) days after receipt of specific written notice thereof, or

                  (iii) Executive commits an act, or omits to take action, in bad faith which results in material detriment to the Company, or

                  (iv) Executive has had excessive absences unrelated to illness or vacation ("excessive" shall be defined in accordance with local employment customs), or

                  (v) Executive has committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with the Company or its business, or

                  (vi) Executive has been convicted or has pleaded guilty or nolo contendere to criminal misconduct constituting a gross misdemeanor or a felony, which gross misdemeanor, or involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of the Company, or

                  (vii) Executive's use of narcotics, liquor or illicit drugs has had a detrimental effect on performance of employment responsibilities, or

                  (viii) Executive has breached any other provision of this Agreement and failed to cure such breach within thirty (30) days after receipt of specific written notice thereof.

         (d) "Disability" Defined. The Board of Directors, the Chief Executive Officer or the Chief Operating Officer may determine that Executive has become disabled, for the purpose of this Agreement, (i) if Executive shall qualify, because of illness or incapacity, to begin receiving disability income continuation payments under Deluxe's current Group Long-Term Disability Insurance Policy or any long-term disability income insurance policy or program that Deluxe is then maintaining for the benefit of its executive-level employees, which provide for receipt of disability benefits after twenty-six
                  (26) or more consecutive weeks of total disability of twenty-six (26) or more cumulative weeks of total disability due to the same or related causes in any twelve (12) consecutive months, or (ii) if Deluxe is not then maintaining such a disability income insurance policy or program for its executive-level employees, if Executive is unable, because of illness or incapacity, to render normal employment services pursuant to this Agreement for a period of twenty-six (26) or more consecutive weeks of total disability or twenty-six (26) or more cumulative weeks of total disability due to the same or related cause in any twelve (12) consecutive months.

         (e) Termination by Executive. Executive may terminate his employment by Deluxe at any time during the Term for "good reason" or for any other reason, whereupon this Agreement shall terminate. For purposes of this Agreement, "good reason" is: (i) a material and long-term change in Executive's office, title, reporting relationship, authority, or Employment Duties; or (ii) relocation of Executive to a location other than the greater Minneapolis, St. Paul area, unless Deluxe's corporate headquarters is relocated, then in that event if Executive is relocated to a location other than the area of Deluxe's headquarters. In order for Executive to terminate his employment relationship for good reason, Executive shall provide Deluxe with written notice stating the good reason(s) for terminating the employment relationship. If Deluxe does not, within thirty (30) days of having received such written notice, cure such treatment of Executive, Executive may resign his position for good reason within the meaning of this Agreement.

         5. If Executive's employment relationship with Deluxe is terminated during the Term by Executive for good reason or by Deluxe for other than cause, the agreed severance payments and benefits to Executive, which shall be Executive's exclusive remedy for such termination, shall be as follows:

         (a)      Deluxe shall pay to Executive continuation of salary for one
                  (1) year at Executive's then current salary (which salary shall not be less than Executive's salary upon acceptance of employment), to be paid on Executive's regular pay days, together with payment to Executive of an amount equal to the target annual incentive bonus for the year in which the termination occurs. If the target annual incentive bonus for that year has not been set, the previous year's target annual incentive bonus shall be used. Payment of the target annual incentive bonus as set forth herein shall be made at the same time as Executive's first salary continuation payment is due, unless Executive shall elect a later payment, without interest. In the event that Executive obtains other employment ("New Position") during such one year period, Executive will promptly notify Deluxe of his employment commencement date and base rate of compensation for the New Position, and Deluxe shall be entitled to set off against any salary continuation payments to be made from and after such employment commencement date, an amount equal to Executive's base rate of compensation for the New Position for the remainder of such one year period.

         (b) Deluxe shall provide for full (100%) vesting of all of Executive's pension rights, if any, under Deluxe's Profit Sharing Trust, Pension and Supplemental Retirement Plans through the date of his separation from employment pursuant to this Agreement.

         (c) Deluxe shall provide Executive additional retirement income equivalent to that available from purchasing a single-premium retirement annuity in the amount of $45,000.00.

         (d) Executive shall be provided a period of at least one hundred eighty (180) days from the date of his separation in which to exercise any then outstanding, vested non-qualified stock options.

         (e) Executive may request an immediate distribution of any deferred compensation account maintained for Executive at Deluxe by submitting such request in writing to Deluxe's Chief Executive Officer or Chief Operating Officer and such officer shall present such request together with such officer's recommendation for approval to Deluxe's Board of Directors or any committee thereof charged with administering such deferred compensation program.

         (f) Deluxe shall continue to make available to Executive medical, dental, long-term disability and life insurance benefit plans on such terms and at such costs as such benefits are from time to time offered to Deluxe's senior executives and eligible spouses, if and to the extent that Executive participated in such plans immediately prior to his separation (i) for a period of one (1) year from the date of Executive's separation from employment in the case of dental, long-term disability and life insurance and (ii) until Executive becomes eligible for Medicare in the case of medical insurance. Deluxe shall not be required to continue Executive's eligibility for a particular employee benefit beyond the date when Executive obtains comparable employment by or comparable benefits from another employer.

         (g) Executive shall be provided at Deluxe's expense, Senior Executive outplacement services from a national outplacement firm of his choosing, provided that the cost of such services does not exceed $30,000.

         6. Confidential Information. Except as permitted or directed by the Deluxe's Board of Directors, Chief Executive Officer or Chief Operating Officer in writing or as required by law, during the Term or at any time thereafter, Executive shall not divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of business of the Company) any confidential or secret knowledge or information of the Company which Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of Executive's employment by the Deluxe, whether developed by Executive or by others, including, without limitation, any trade secrets, confidential or secret designs, processes, formulae, plans, devices or materials (whether or not patented or patentable) directly or indirectly useful in any aspect of the business of the Company, any customer or supplier lists of the Company, any confidential or secret development or research work of the Company, or any other confidential information or secret aspects of the business, strategy or business methods of the Company. Executive acknowledges that the above-described knowledge or information constitutes and will constitute a unique and valuable asset of the Company and represents a substantial investment of time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the Term, Executive will refrain from any acts or omissions that would reduce the value of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is or subsequently becomes generally publicly known in the form in which it was obtained from the Company, other than as a direct or indirect result of the breach of this Agreement by Executive.

         7. Arbitration. Any dispute arising out or relating to the meaning, interpretation or application of this Agreement, including without limitation any determination of whether Executive's separation from Deluxe's employment was "for cause" or "for good reason," shall be submitted to arbitration in accordance with the commercial rules of the American Arbitration Association. Unless otherwise mutually agreed, arbitration hearings shall be held in St. Paul, Minnesota. The burden of proof on a party alleging a breach of this Agreement shall be on the party alleging the breach.

         8. Executive's Estate. If Executive dies during the Term while in the employment of Deluxe and provided that Deluxe is not entitled to terminate Executive's employment for cause, Deluxe shall provide to the estate of Executive (a) death benefits on terms and conditions similar to death benefits, if any, made available to other Deluxe senior executives, without the application any waiting period, and (b) the annuity described in Section 5 (c) of this Agreement and the medical benefits described in Section 5(f) of this Agreement. The benefits conferred in clause (a) hereof are in addition to any death benefits made available to Executive as a part of a contributory program in which Executive may participate.

         9. Disability. In the event that Executive becomes permanently disabled as defined herein during the Term while in the employment of Deluxe and provided that Deluxe is not entitled to terminate Executive's employment for cause, Deluxe shall provide Executive (a) disability benefits on terms and conditions similar to disability benefits, if any, made available to other Deluxe senior executives, without the application of any waiting period, and (b) the annuity described in Section 5 (c) of this Agreement and the medical benefits described in Section 5(f) of this Agreement.

         10. Ongoing Covenants. Notwithstanding any termination of this Agreement, the parties, in consideration of the mutual undertakings set forth herein, shall remain bound by the provisions of this Agreement which specifically relate to the periods, activities or obligations upon and subsequent to the termination of Executive's employment.

         11. Surrender of Records and Property. Upon termination of employment with the Deluxe, Executive shall deliver promptly to Deluxe all property of the Company, including all property which relate in any way to the business, products, practices or techniques of the Company, and all documents which in whole or in part contain any trade secrets or confidential information of the Company.

         12.      Discoveries and Inventions.

         (a) Executive hereby assigns and agrees to assign to Deluxe all his right, title and interest in and to any and all inventions, discoveries, developments, modifications, improvements, ideas, know-how, techniques, designs, data, programs, processes, formulae and all other work products related to the Company's business ("Work Product") whether tangible or intangible, which Executive conceives, reduces to practice, reduces to writing or other storage media or otherwise creates either alone or jointly with others in the course of his employment.

         (b) If any of such Work Product is created wholly or in part by Executive during his hours of actual work for Deluxe, or with the aid of the Deluxe's materials, equipment or personnel, or arises out of or relates to the Company's business, then such creation shall be deemed conclusively to have occurred in the course of his employment. It is recognized that Executive will perform the duties assigned to him at times other than his actual working hours and the Deluxe's rights hereunder shall not be diminished because Executive's Work Product was created at such other times.

         (c) Executive agrees to perform all acts necessary to enable Deluxe to learn of and protect the rights it receives hereunder, including, but not limited to, making full and immediate disclosure to Deluxe and assisting in the preparation and execution of all documents required to acquire and convey to Deluxe patent and copyright protection in the United States and elsewhere.

         13. This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof, including without limitation, the terms of Executive's separation from employment and supersedes and cancels any and all prior agreements relating to the subject matter hereof.

         14. This Agreement shall be interpreted, in its validity and effect determined, in accordance the laws of the State of Minnesota.

         15. This Agreement shall be binding on Executive, his heirs, administrators, representatives, executives, successors and assigns, and on Deluxe and its successors and the assigns.

         16. The amendment, alteration or modification of this Agreement shall only be valid when executed in writing and signed by the Parties hereto.

         IN WITNESS WHEREOF, the Parties hereto have set their hands and seals.

                                    DELUXE CORPORATION


_________________________           By: _________________________
Michael R. Schwab                       Its: